Exhibit 99.1

FOR IMMEDIATE RELEASE
LabCorp Contact:     Donald Von Hagen (media)        Baptist Health Contact:    Kit Fullenlove
+1 336-436-8263                         +1 502-253-5367
Media@labcorp.com                        kfullenlove@bhsi.com
Scott Frommer (investors)
+1 336-436-5076
Investor@labcorp.com

Company Information: www.labcorp.com

358 South Main Street
Burlington, NC 27215
Telephone: (336) 584-5171

LABCORP AND BAPTIST HEALTH EXTEND RELATIONSHIP TO CREATE COMPREHENSIVE LABORATORY COLLABORATION
LabCorp’s Expertise in Health System Collaborations will Benefit Patients across
Kentucky, Southern Indiana
Burlington, NC and Louisville, KY, October 18, 2018 - LabCorp® (NYSE: LH) and Baptist Health have entered into a multi-year, comprehensive laboratory collaboration. LabCorp Diagnostics will provide technical services for Baptist Health’s eight hospital-based labs and access to enhanced information technology and data analytics to help improve the delivery of patient care.
The new agreement builds upon and deepens an established relationship of more than five years. LabCorp has provided reference testing services as the primary laboratory for Baptist Health’s hospitals and Baptist Health Medical Group physician network.
LabCorp is a leading global life sciences company that provides comprehensive clinical laboratory services. Baptist Health is Kentucky’s largest not-for-profit health system, operating a network of eight owned and one managed hospitals, outpatient centers, multi-specialty physician practices, a home care agency, outpatient services and urgent/express care services in Kentucky and Southern Indiana.
“Baptist Health and LabCorp Diagnostics share a commitment to providing high-quality, high-value care. Introducing fully standardized laboratory diagnostics for patients and physicians will help Baptist Health fulfill its mission to improve the health and promote the well-being of the communities that it serves,” said Gary Huff, CEO of LabCorp Diagnostics. “LabCorp Diagnostics’ industry-leading solutions, including our logistics and operating expertise, meet the needs of health systems and their patients across the entire spectrum of care. We are pleased to expand our relationship with Baptist Health, and we look forward to helping Baptist Health continue to improve health and lives.”
“Baptist Health has had a long-standing and successful relationship with LabCorp. This agreement is a natural extension of that relationship,” said Steve Oglesby, Baptist Health chief financial officer. “Under this agreement, LabCorp will provide managerial support to our lab services, assist in process standardization across Baptist Health and provide significant cost savings, along with access to the latest in lab equipment and supplies. The agreement with LabCorp will hold firm to our vision to provide patient-centered, high-value laboratory medicine focused on clinical excellence.”
Baptist Health will retain ownership and control of a lab at each of its hospitals, and plans to work closely with LabCorp to establish a core lab that it will also own and control within Baptist Health Louisville, to streamline system-wide laboratory testing processes.
About LabCorp®
LabCorp (NYSE: LH), an S&P 500 company, is a leading global life sciences company that is deeply integrated in guiding patient care, providing comprehensive clinical laboratory and end-to-end drug development services. With a mission to improve health and improve lives, LabCorp delivers world-class diagnostic solutions, brings innovative medicines to patients faster and uses technology to improve the delivery of care. LabCorp reported net revenues of over $10 billion in 2017. To learn more about LabCorp, visit www.labcorp.com, and to learn more about Covance Drug Development, visit www.covance.com.

Forward-Looking Statements
This press release contains forward-looking statements about LabCorp’s future operations. Each of the forward-looking statements is subject to change based on various important factors, including without limitation, competitive actions in the marketplace, and adverse actions of governmental and other third-party payers. Actual results could differ materially from those suggested by these forward-looking statements. LabCorp has no obligation to provide any updates to these forward-looking statements even if its expectations change. Further information on potential factors that could affect operating and financial results is included in LabCorp’s Form 10-K for the year ended December 31, 2017, and subsequent Forms 10-Q, including in each case under the heading risk factors, and in LabCorp’s other filings with the SEC. The information in this press release should be read in conjunction with a review of LabCorp’s filings with the SEC including the information in LabCorp’s Form 10-K for the year ended December 31, 2017, and subsequent Forms 10-Q, under the heading MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

About Baptist Health
Founded in 1924 in Louisville, Ky., Baptist Health is a full-spectrum health system dedicated to improving the health of the communities it serves.  The Baptist Health family consists of nine hospitals (eight owned and one managed); employed and independent physicians; outpatient facilities, physician practices and services, urgent care and retail-based clinics; outpatient diagnostic and surgery centers; home care; occupational medicine and physical therapy clinics; and fitness centers. Baptist Health has more than 300 points of care in 75 Kentucky counties, seven counties in Illinois, six counties in Southern Indiana and two counties in Tennessee.
Baptist Health’s eight owned hospitals include more than 2,400 licensed beds in the Kentucky cities of Corbin, La Grange, Lexington, Louisville, Madisonville, Paducah, Richmond and in New Albany, Indiana.  Baptist Health manages Hardin Memorial Health, a 300-bed hospital in Elizabethtown, Kentucky which is expected to become part of the Baptist Health family.  Baptist Health employs more than 20,000 people.  Baptist’s physician network has approximately 1,100 employed providers, including about 600 employed physicians, plus more than 2,000 independent physicians. To learn more, go to BaptistHealth.com.

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